Exhibit 10.30

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN BRUCE F.
ROBINSON AND GMH COMMUNITES TRUST

                THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 27th day of July, 2006 by and between Bruce F. Robinson (the “Executive”) and GMH COMMUNITIES TRUST (the “Company”).

Background

                A.            Executive and Company executed an Employment Agreement, dated as of November 2, 2006 (“Agreement”).

                B.            Executive and Company desire to amend the Agreement to address certain concerns regarding the Executive’s ongoing employment with the Company.

Agreement

                NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	For purposes of this Amendment, capitalized terms used but not expressly defined in this Amendment shall have the meaning(s) ascribed to such terms in the Agreement.

2.	Section 7(d)(v) of the Agreement is hereby amended to remove the period at the end of the sentence and replace it with a comma.

3.	Section 7(d)(vi) of the Agreement is hereby amended to remove the period from the end of the sentence and replace it with “, or”.

4.	Section 7(d) is hereby amended to include a new Section 7(d)(vii), which reads as follows:

“following a Specified Change of Control (as defined in Section 9(d) of this Agreement, the Executive validly elects to terminate employment pursuant to Section 9(d) of this Agreement.”

5.	Section 9 of the Agreement is hereby amended to include a new Section 9(d), which reads as follows:

“TERMINATION FOLLOWING CERTAIN CHANGE OF CONTROL EVENTS. In the event of the occurrence of a Specified Change of Control (as defined below), the Executive and the Company (or the buyer or the acquirer in any transaction, if relevant) shall enter into negotiations not later than fifteen (15) days following the closing of the Specified Change of Control as to the Executive’s position with, and role and compensation in the post-closing business. If the parties to such negotiation have not reached agreement and have not executed an employment agreement with respect to the Executive’s ongoing employment after the closing but not later than thirty (30) days following such closing, then the Executive shall have the right, not later than fifteen (15) days following the expiration of the thirty (30) day period, to terminate employment with the Company and have such termination deemed to constitute Good Reason pursuant to Section 7(d)(vii) of this Agreement; provided, however, that such election shall not be available in the event (i) that the Executive has become entitled to severance under any other provision of this Agreement on or prior to his termination of employment under this Section 9(d); or (ii) of the Executive’s death, becoming subject to Permanent Disability or the occurrence of any event that would give the Company a valid reason to terminate the Executive for Cause (whether or not such event is known to the Company). For purposes of this Agreement, a “Specified Change of Control” shall mean any Change of Control (as defined in Section 9(a) of this Agreement) except a transaction in which Gary M. Holloway or the Executive is a majority owner or managing member of the Company (or any successor) following the closing of such transaction.”

6.

Unless otherwise expressly modified by this Amendment, all of the terms, conditions and agreements contained in the Agreement remain in full force and effect, and the same are hereby ratified and affirmed.

7.

This Amendment may be executed in any number of counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but al such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

                IN WITNESS WHEREOF, the parties have executed this Amendment the date and year first above written.

GMH COMMUNITIES TRUST

By:	BRUCE F. ROBINSON
Its: